Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS RECORD EARNINGS
Stamford, Connecticut February 26, 2008.  Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported record net income for the year ended December 31, 2007 of $2,678,000 ($0.56 income per share) which represents an increase of 11% over the $2,415,000 ($0.66 income per share) reported for the year ended December 31, 2006.  For the fourth quarter ended December 31, 2007 net income of $886,000 ($0.19 income per share) increased 6% from the $838,000 ($0.18 income per share) reported for the same period in the prior year and increased 20% from net income of $741,000 ($0.16 income per share) reported for the quarter ended September 30, 2007.  Total assets increased 25% from $646.0 million at December 31, 2006 to $807.5 million at December 31, 2007.

Total loans increased 35% from $506.9 million at December 31, 2006 to $685.9 million at December 31, 2007.  For the fourth quarter of 2007 total loans increased 7% from $641.4 million at September 30, 2007.  Loans approved in the pipeline but not yet closed are 26% higher at December 31, 2007 as compared to the prior year end.  Loan growth was particularly strong in the construction, commercial real estate and residential mortgage portfolios.  The commercial loan and home equity portfolios also experienced growth while consumer loans were down slightly.  Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the Bank continues to focus its loan originations within the target market of Fairfield and New Haven counties in Connecticut and Westchester County, New York City and Long Island, New York.  Mr. Howell stated that the Bank’s market area remains strong and continues to provide good opportunities for construction and real estate financing.  The average length of time that the Bank’s construction loans were outstanding in 2007 is less than seventeen months which has not increased from 2006.  The Bank has no exposure to sub-prime loans.  Credit card debt and automobile loans represent an insignificant portion of the Bank’s loan portfolio.  The Bank continues to maintain strict underwriting standards and overall credit quality remains strong.  The loan loss provision for 2007 was minimal due to an evaluation of the allowance and risks inherent in the loan portfolio, and reflects the Bank’s negligible loss history.  Non-accruing loans, which represent exposure to two borrowers, decreased from $3,852,000 at September 30, 2007 to $3,832,000 at December 31, 2007.  One loan in the amount of $1 million is well collateralized by real estate and is expected to be resolved with no loss to the Bank.  The other relationship consists of three loans, a portion of which is guaranteed by the SBA, with collateral consisting of commercial and residential real estate as well as business assets that serve as collateral for the entire balance.  The borrower made a small payment in the fourth quarter and the Bank and the borrower are in negotiations regarding a possible debt restructure.

Total deposits increased 20% during the year from $561.5 million at December 31, 2006 to $672.4 million at December 31, 2007.  Mr. Howell stated that the Bank opened two additional branch offices in the month of December.  One branch is in Scarsdale, NY and the other branch is in Westport, CT.  The Bank opened six new branches in 2007 and has increased the size of its branch network by 80% in the last fifteen months.  The Bank now has eighteen branches with fifteen in Connecticut and three in New York.  Another branch opening is scheduled for Stratford, CT in the second quarter of this year.  The growth in deposits is due to the expansion of the branch network and ongoing growth in existing branches as they continue to mature.  The Bank’s recent aggressive investment in building the branch network has a negative impact on earnings in the near term.  Despite these additional costs, including promotional rates paid on certificates of deposit, the Bank’s earnings increased 11% year over year.  Mr. Howell stated that the Bank is executing its strategic plan and now has a footprint in place that will allow it to continue to grow in future years by offering additional products and services to businesses and consumers in the communities that it serves.

Net interest income was $6,361,000 for the quarter ended December 31, 2007 which represents an increase of 19% compared to $5,326,000 for the quarter ended December 31, 2006.  For the year ended December 31, 2007 net interest income of $24,095,000 was 21% higher than the $19,940,000 reported for the prior year.  The net interest margin for the quarter ended December 31, 2007 was 3.39%.  Although spreads improved slightly, the margin was down twelve basis points from the previous quarter and thirteen basis points from the fourth quarter of 2006 primarily due to the balance sheet mix including the purchase of Bank Owned Life Insurance in the fourth quarter of 2007.

Total non-interest income of $657,000 for the quarter ended December 31, 2007 was 28% higher than the $515,000 reported for the quarter ended December 31, 2006. Lower mortgage brokerage referral fees and loan origination and processing fees were more than offset by revenue from Bank Owned Life Insurance and activity based deposit fees.  For the year ended December 31, 2007, non-interest income of $2,320,000 was 2% lower than the prior twelve month period, as a 41% decline in mortgage brokerage referral fees and a decrease of 29% in loan origination and processing fees offset previously noted increases from other revenue sources.

Non-interest expenses of $5,657,000 for the quarter ended December 31, 2007 and $22,125,000 for the year ended December 31, 2007 were 22% and 26% higher than the respective periods in the prior year.  The increase in non-interest expenses reflects higher operating costs primarily in salaries and benefits and occupancy and equipment expense as a result of the branch expansion program previously mentioned.  Regulatory costs were significantly higher due to the reinstatement of FDIC deposit insurance premiums, and professional services and outside services were higher due to the first time implementation of SOX 404.

Mr. Howell stated that he was very pleased with the performance for 2007 which resulted in record earnings as the Corporation surpassed $800 million in total assets at year end.  During these difficult times in the financial services industry growth is difficult to achieve and it was particularly gratifying to experience strong growth while maintaining strength in the credit quality of the loan and investment portfolios.  Mr. Howell attributed the strong credit quality to the fact that the Bank continues to make loans primarily in local markets in Connecticut and in Westchester County, New York City and Long Island, New York.  Underwriting standards remain high for all types of loan requests.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 18 full service branches, 15 in Connecticut and 3 in New York.  It also has loan production offices in Stamford, CT and Melville, NY.

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

	(000)	(000)	(000)	(000)
Net interest income	$6,361	$5,326	$24,095	$19,940
Non-interest income	657	515	2,320	2,359
Non-interest expense	5,657	4,652	22,125	17,577
Provision for loan losses	75	-	75	1,040
Income before taxes	1,286	1,189	4,215	3,682
Loans at period end	685,886	506,884	685,886	506,884
Deposits at period end	672,399	561,452	672,399	561,452
Assets at period end	807,530	645,983	807,530	645,983
Shares outstanding	4,747	4,739	4,747	4,739

Income per share	0.19	0.18	0.56	0.66

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. Patriot National intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2006.